Exhibit 99.2

Silo Pharma Provides Details of Patent License Agreement for Psilocybin and Cancer Applications

Silo Pharma to Receive Upfront Payment Combination of Cash and Preferred Stock Totaling One Million Dollars

Englewood Cliffs, NJ, Jan. 11, 2021 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (OTCQB: SILO) a developmental stage biopharmaceutical company focused on the use of psilocybin as a therapeutic, last week announced a licensing agreement with up-front payment valued at $1 Million.  The license agreement (the “Agreement”) with Aikido Pharma Inc., (Nasdaq:AIKI) a listed biotechnology company, grants Akido an exclusive, royalty-bearing license to certain intellectual property owned by Silo Pharma to develop therapeutics for the treatment and complications of cancer.

In consideration for granting the license, Silo Pharma received a one-time cash payment of $500,000 and shares of newly designated Convertible Preferred Stock valued at $500,000 on the date of execution of the license. Silo Pharma will also be entitled to potential royalty payments on Net Sales (as defined in the Agreement) in the event that the licensed property is commercially developed.

“Our Agreement advances Silo Pharma’s unique approach to researching and discovering therapeutics that can be used in combination with psychedelic elements” stated Eric Weisblum, Chairman and CEO of Silo Pharma Inc. “We are enthusiastic about this agreement and opportunity.  Researching the use of psilocybin to treat both cancer and cancer side effects is a noteworthy opportunity for Silo Pharma and its shareholders. We look forward to updating investors on this agreement and further developments.”

Further information regarding the Agreement can be found in the Company’s Form 8-K filed with the SEC on January 11, 2021.

About Silo Pharma

Silo Pharma is a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as depression, PTSD, Parkinson’s, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry.  For more information, visit www.silopharma.com.

Safe Harbor and Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential” and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Company Contact:	Investor Relations Contact:

Silo Pharma, Inc. Eric Weisblum, CEO Email: eric@silopharma.com	Hayden IR Brett Maas 646-536-7331 Email: brett@haydenir.com